Exhibit 99.1

Laser Photonics Received NASDAQ Compliance Letter Related to Late Filing of the December 31, 2024 10-K

Filing delay mainly due to audit procedures related to the acquisition of certain assets of Control Micro Systems (CMS) that occurred 6 weeks prior to the end of fiscal 2024

Orlando, Fla., April 23, 2025 – Laser Photonics Corporation (LPC) (NASDAQ: LASE), a leading global industrial developer of CleanTech Laser Systems for laser cleaning and other applications, today announced that on April 16, 2025, it received a notice from Nasdaq Listing Qualifications department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that since the Company has not yet filed its Form 10-K for the year ended December 31, 2024 (the “Filing”), it no longer complies with Nasdaq’s Listing Rules (the “Rules”), specifically Listing Rule 5250(c)(1), for continued listing. Under the Rules, the Company has 60 calendar days to submit a plan to regain compliance, and if Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days from the Filing’s due date, or until October 13, 2025, to regain compliance. Please note that any subsequent periodic filing that is due within the 180-day exception period must be filed no later than the end of the period.

The delay in filing is primarily due to LPC’s acquisition of certain assets of CMS in November 2024 (the “November Transaction”), approximately six weeks before the end of LPC’s fiscal year for approximately $1 million out of the bankruptcy proceedings of CMS’s former parent company. LPC is actively working with its independent auditor to address outstanding matters and complete the filing of its Form 10-K as quickly as possible. The key areas under review are:

●	The audit of CMS’s historical revenue recognition practices prior to the November Transaction; and

●	The determination of a gain associated with the December 31, 2024 valuation of the acquired CMS assets, based on their performance since the November Transaction.

As of March 17, 2025:

●	LPC had collected roughly $1.7 million of the CMS receivables that were part of the November Transaction; and

●	CMS had received nearly $3 million in new orders since the closing of the November Transaction.

About Laser Photonics Corporation

Laser Photonics is a vertically integrated manufacturer and R&D Center of Excellence for industrial laser technologies and systems. Laser Photonics seeks to disrupt the $46 billion, centuries-old sand and abrasives blasting markets, focusing on surface cleaning, rust removal, corrosion control, de-painting and other laser-based industrial applications. As a result, Laser Photonics has gained a reputation as a leader in industrial laser systems with a brand that stands for quality, technology and product innovation. Currently, world-renowned and Fortune 1000 manufacturers in the aviation, automotive, medical, defense, energy, maritime, nuclear and space industries are using Laser Photonics’ “unique-to-industry” systems. For more information, visit https://www.laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), including statements regarding the Company’s plans, prospects, potential results and use of proceeds. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results and uses of proceeds to differ materially from those indicated by these forward-looking statements. These risks include, without limitation, those described under the caption “Risk Factors” in the Registration Statement. Any reader of this press release is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release except as required by applicable laws or regulations.

Investor Relations and Media Contact:

Brian Siegel, IRC®, M.B.A.

Senior Managing Director

Hayden IR

(346) 396-8696
laser@haydenir.com